Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH AN ASTERISK [*].

Amendment to Sales Representative Agreement

(June 1, 2019)

This Amendment to the Sales Representative Agreement (the “Amendment”) is made and entered into by and between Ambarella, Inc., a Cayman Island corporation having its registered offices located at PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“Company”), and WT Microelectronics Co., Ltd., a Taiwanese corporation, having its principal place of business at 14F, No. 738, Chung Cheng Road, Chung Ho City, Taipei Hsien, Taiwan, R.O.C., and its subsidiaries and affiliates (collectively referred to as “Representative”).

WHEREAS, Ambarella and Representative entered into a Sales Representative Agreement, effective as of January 31, 2011, as amended (the “Agreement”), and wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the Agreement is hereby amended as follows:

1.	Unless otherwise defined herein, all capitalized terms set forth herein shall have the same meanings attributed to such terms in the Agreement.

2.	This Amendment shall be effective as of June 1, 2019 (“Amendment Effective Date”) and expire or terminate upon the expiration or termination of the Agreement.

3.

Extension of Term.  With effect from October 1, 2019, and subject to the provisions of Section 14 of the Agreement, the term of the Agreement shall be extended to and including September 30, 2022 (the “Term”). If the parties continue to perform under the Agreement after the expiration of the foregoing Term, the Agreement will then automatically renew for successive fixed terms of twelve (12) months each unless terminated by written notice at least sixty (60) days prior to each consecutive anniversary date hereof.

4.	Stock Rotation Rights. Effective as of the Amendment Effective Date, the following stock rotation/return rights shall be deemed to be incorporated into the Agreement:

“Stock Rotation/Return Rights. Representative may return a quantity of Products to COMPANY for credit once every [*] months, provided that:

i.	the total credit shall not exceed [*] during each [*] period of this Agreement (without rollover of any unused rotation balance and beginning as of the Amendment Effective Date);

ii.	the Products to be returned are limited to standard Products (non-standard products ordered by Representative for its customers are not returnable);
iii.	Products to be returned have been in Representative’s inventory for a period of at least ninety (90) days;
iv.	the date code of Product to be returned shall be less than two (2) years from the date of return for such Products;
v.	Representative doesn’t have current backlog orders with COMPANY for such Products;
vi.	freight for the returned Products is paid by Representative and the risk of carriage is borne by Representative; and
vii.

Representative places a corresponding purchase order (or multiple purchase orders) with COMPANY for other Products during the same month in which the return is made that is/are equal to or greater than the total dollar value of Products to be returned; and the Products ordered in the corresponding purchase order (or orders) are delivered during the same COMPANY fiscal quarter that COMPANY receives the returned Products.

Such returns may be made at Representative’s discretion in one shipment during the applicable six-month period or within thirty (30) days thereafter. The credit to be issued in respect of each such Product returned shall be issued by COMPANY within forty-five (45) calendar days after receipt of such Product by COMPANY and shall be issued in the amount of the actual net invoice price charged for same by COMPANY to Representative less any prior credits granted by COMPANY to Representative for the said Product. All Products that are returned in accordance with the provision must be unused in commerce (including board level products such as evaluation and development platforms), in factory shipped condition and in the original vacuum pack.”

5.

Except as otherwise provided in this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.  To the extent this Amendment conflicts with the Agreement, the terms and conditions of this Amendment shall control.

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IN WITNESS WHEREOF, the parties have executed this Amendment through their duly authorized representatives as set forth below:

DULY EXECUTED:

Signed for and on behalf of	Signed for and on behalf of
Ambarella	WT Microelectronics Co., Ltd.
Signed: /s/ Feng-Ming Wang	Signed: /s/ Eric Cheng
Printed Name: Feng-Ming Wang	Printed Name: Eric Cheng
Title: President & CEO	Title: Chairman & CEO
Date: July 23, 2019	Date: July 3, 2019